Exhibit 10.1

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EOG RESOURCES, INC.
RESTRICTED STOCK AWARD AGREEMENT

Grantee: [NAME] [OPTIONEE ID]
Congratulations! If you accept the terms of this Agreement, you will be granted an Award of EOG Resources, Inc. Restricted Stock as follows:

Date of Grant:	[GRANT DATE]
Shares of Restricted Stock granted under this Award:	[NUMBER OF SHARES]
Vesting Date:	Third anniversary of Date of Grant

If you accept the terms of this Agreement, the Compensation Committee of the Board of EOG Resources, Inc. (the “Company”) hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Restricted Stock Award (the “Award”) in accordance with the terms set forth below.
General. This Restricted Stock Award Agreement (this “Agreement”) is governed by the terms and conditions of the Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (as may be amended from time to time, the “Plan”), which is hereby made a part of this Agreement. All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan. Under the terms of this Agreement and the Plan, a Restricted Stock book entry will be maintained by the Company (or its agent) until you become vested in the shares of Restricted Stock. You will have voting rights with respect to the shares of Restricted Stock.
Vesting. Assuming your continuous employment with the Company or an Affiliate, this Award shall vest on the Vesting Date and the shares of Restricted Stock shall be released on the first business day following the Vesting Date (or as soon as administratively practicable thereafter).
Termination of Employment. In the event of Involuntary Termination for performance reasons, Termination for Cause, or voluntary termination prior to the Vesting Date, all shares of Restricted Stock awarded hereunder shall be forfeited and canceled. Further, if your employment with the Company or an Affiliate is otherwise terminated prior to the Vesting Date, this Award shall terminate and all shares of Restricted Stock awarded hereunder shall be forfeited and canceled, except as provided below.
Due to Death or Disability. If your employment with the Company or an Affiliate terminates due to death or Disability prior to the Vesting Date, all forfeiture restrictions on the shares of Restricted Stock awarded hereunder shall lapse and all shares shall be released to you as soon as administratively practicable following the effective date of such termination (but no later than 60 days following such date).
Due to Retirement After Age 62. If your employment with the Company or an Affiliate terminates prior to the Vesting Date due to Retirement after attaining age 62 with at least five years of service with the Company, all forfeiture restrictions on the shares of Restricted Stock awarded hereunder shall lapse and all shares shall be released to you as soon as administratively practicable following the later of the expiration of your Notice Period (as defined below) or the effective date of your Retirement (but no later than 60 days following such date).
Due to Retirement Prior to Age 62. If your employment with the Company or an Affiliate terminates voluntarily prior to the Vesting Date and your termination is designated in writing by the Company as a Company-approved Retirement prior to age 62 with at least five years of service with the Company, subject to such restrictions as the Company may impose (including, but not limited to, a post-employment six-month noncompetition agreement), for each whole year that has passed prior to your Retirement date since the Date of Grant set forth above, 33% of the shares of Restricted Stock awarded hereunder shall be released to you six months following the effective date of such Company-approved Retirement unless you violate the provisions of any restrictive covenants to which you are subject (including those set forth in any post-employment non-competition agreement between you and the Company), in which case, under the terms of this Agreement, all shares of Restricted Stock shall be forfeited and canceled.
Due to Involuntary Termination for Other than Performance Reasons. In the event of Involuntary Termination for any reason other than performance reasons prior to the Vesting Date, for each whole year that has passed prior to the effective date of your Involuntary Termination since the Date of Grant set forth above, 33% of the shares of Restricted Stock awarded hereunder shall be released to you as soon as administratively practicable following the effective date of such Involuntary Termination (but no later than 60 days following such date).
Vesting Upon a Change in Control. Upon a Change in Control of the Company (as defined in the Plan) prior to the Vesting Date, all forfeiture restrictions on the shares of Restricted Stock awarded hereunder shall lapse effective as of the effective date of the Change in Control of the Company, and all shares shall be released to you as soon as administratively practicable following the effective date of the Change in Control of the Company (but no later than 60 days following such date).
Dividends. Pursuant to Section 7.5 of the Plan, (i) dividends on unvested shares of Restricted Stock shall accrue and be credited by the Company for your benefit, and (ii) such dividends shall not be paid to you until (and to the extent) you become vested in the related shares of Restricted Stock and shall be forfeited in the event of (and to the extent of) the forfeiture and cancellation of the related shares of Restricted Stock pursuant to this Agreement.
Delivery of Documents. By accepting the terms of this Agreement, you consent to the electronic delivery of documents related to your current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this Award; and the Company’s then-most recent annual report to stockholders, Annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by the Company, in its sole discretion, by one or more of the following methods: (i) the posting of such documents on the Company’s intranet website or external website; (ii) the posting of such documents on the UBS Financial Services, Inc. website; (iii) the delivery of such documents via the UBS Financial Services, Inc. website; (iv) the posting of such documents to another Company intranet website or third party internet website accessible by you; or (v) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on a Company intranet website or external website or third party internet website accessible by you. Notwithstanding the foregoing, you also acknowledge that the Company may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery) deliver a paper copy of any such documents to you. You further acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company (Attention: Human Resources Department) by telephone or in writing.
Notice of Termination of Employment. By accepting the terms of this Agreement, you agree that your employment with the Company may be terminated at any time either by you or the Company, at will and with or without cause. However, you agree that you will provide the Company with advance written notice (“Written Notice”) of your departure from the Company. The Written Notice must be provided at least 14 days prior to terminating your employment with the Company unless the reason for the termination of your employment is Retirement, then, the Written Notice must be provided at least 30 days prior to terminating your employment with the Company (in either case, the “Notice Period”).
Written Notice Requirements. If you have accepted an offer of employment or offer to associate with any business or venture or have received such an offer that you may accept, your Written Notice must provide the name of such business or venture, your new position’s job title, and a description of your duties in the new position. If in the opinion of the Company, in its sole discretion, your work for such business or venture may result in your use of the Company’s confidential or proprietary information; if your Written Notice does not provide the name of the business or venture with which you have accepted an offer of employment or offer to associate or from which you have received such an offer that you plan to accept; or if an extension is necessary to ensure business continuity; the Company may give you written notice requiring that the Notice Period be extended to a maximum of 60 days. The Company has a Written Notice form that you must complete and return to the Company’s Chief Human Resources Officer, the Vice President or General Manager to whom you report, or any executive officer of the Company. The Company will mail or deliver any Notice Period extension to your last known address within 14 days of receipt of your Written Notice.
Continued Employment During the Notice Period. During the Notice Period, you will remain an employee of the Company, and you may be required to continue the duties of your employment or assist the Company in transferring your responsibilities to an employee or other person designated by the Company. You shall remain available to meet with Company representatives. Further, you agree that during the Notice Period, the Company may, in its sole discretion, (a) limit you from your active duties and responsibilities, in whole or in part; (b) limit your access to the Company’s facilities; (c) limit your communications with the Company’s other employees, vendors, customers, or competitors; and (d) limit your access to the Company’s information systems and documents.
Compensation and Benefits During the Notice Period. During the Notice Period, the Company will continue to pay you your regular salary, less any applicable withholdings, and you may continue to participate in benefits in which you are enrolled.
Full Time and Attention. You agree to devote your full time and attention during normal working hours to the service of the Company. You shall not engage in any business or secondary employment that interferes with your obligations and responsibilities to the Company. Outside work must not be done on Company time and must not involve the use of Company resources. You further agree that during your employment with the Company you will not (1) engage in any business competitive with the business conducted by the Company; (2) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by the Company; or (3) induce any employee of the Company to terminate employment with the Company or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company.
Confidentiality. You agree to maintain the confidentiality of confidential or proprietary information entrusted to you by the Company or others with whom the Company does business, both during and after the termination of your employment with the Company. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or others with whom the Company does business, if disclosed. It also includes non-public information that vendors, customers and other companies have entrusted to the Company. Proprietary information includes seismic, geological and geophysical data, prospect and trend information, intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as exploration, production and marketing plans, engineering and manufacturing ideas, designs, databases, records, salary and employee performance information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy. Such information is to be used solely for Company purposes and never for the private gain of a director, officer or employee (or any member of his or her family), or any third party.
Non-Solicitation Following Termination of Employment. You agree that if your employment with the Company terminates for any reason, for 365 days following your termination of employment, you will not hire, attempt to hire, or knowingly solicit for employment any person (1) who is employed at the Company or (2) who was employed by the Company during the 60 days prior to the termination of your employment.
Material Terms. You understand and agree that the provisions of this Agreement titled Notice of Termination of Employment, Continued Employment During the Notice Period, Full Time and Attention, Confidentiality, and Non-Solicitation Following Termination of Employment are material provisions of this Agreement, without which EOG would not have made the Award, and that a breach of the terms and conditions of any of those provisions will be considered a material breach of this Agreement, entitling the Company to the return of the consideration given to you for entering into this Agreement, and that the Company would be irreparably harmed by your failure to fully comply with these provisions.

Choice-of-law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by, and shall be construed and interpreted according to, the laws of the State of Texas, without reference to any conflicts of law principles that would operate to make the internal laws of any other jurisdiction applicable.
Exclusive Venue. You further agree that the exclusive venues for any dispute arising out of or related to this Agreement are the state courts in Harris County, Texas and you further agree to submit to the jurisdiction of those courts in any such dispute.
Except as provided herein, this Agreement does not amend the terms and conditions of your current employment. To read and print the applicable plan or document, select the appropriate link below:

•	Annual Report

•	Proxy Statement

•	Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan

•	Written Notice form

As part of your acceptance of this Agreement, you also agree to adhere to Company policies, including those listed below, some of which have terms or provisions that apply beyond the term of your employment with the Company.

•	Code of Business Conduct and Ethics

•	Conflicts of Interest Policy

•	Policy on Confidential Information

•	Policy on Inventions

•	Information Systems Security Policy

By accepting this Agreement, you acknowledge that you have read and agree to all of the terms and conditions set forth above. If you decide to reject the terms and conditions of this Agreement, you will decline your right to the Award, and it may be cancelled.
You are advised to print a copy of this Agreement for your records and reference.

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